                           SCHEDULE 14A INFORMATION
  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF
                                     1934
                              (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]Preliminary Proxy Statement
[_]Confidential, for Use of the Commission Only (as permitted by Rule 14a-
   6(e)(2))
[X]Definitive Proxy Statement
[_]Definitive Additional Materials
[_]Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             SIEBEL SYSTEMS, INC.
            ------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

            ------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)
[X]No fee required.
[_](S) 125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
   Item 22(a)(2) of Schedule 14A.
[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1.  Title of each class of securities to which transaction applies:

  ----------------------------------------------------------------------------

  2.  Aggregate number of securities to which transaction applies:

  ----------------------------------------------------------------------------

  3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  ----------------------------------------------------------------------------

  4.  Proposed maximum aggregate value of transaction:

  ----------------------------------------------------------------------------

  5.  Total fee paid:

  ----------------------------------------------------------------------------

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1.  Amount Previously Paid:

  ----------------------------------------------------------------------------

  2.  Form, Schedule or Registration Statement No.:

  ----------------------------------------------------------------------------

  3.  Filing Party:

  ----------------------------------------------------------------------------

  4.  Date Filed:

  ----------------------------------------------------------------------------

                               [LOGO OF SIEBEL]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON APRIL 29, 1998

                               ----------------

TO THE STOCKHOLDERS OF SIEBEL SYSTEMS, INC.:

  Notice Is Hereby Given that the Annual Meeting of Stockholders of Siebel Systems, Inc., a Delaware corporation (the "Company"), will be held on April 29, 1998 at 2:00 p.m. local time at the Company's principal executive office at 1855 South Grant Street, San Mateo, CA 94402 for the following purposes:

  1. To elect two directors to hold office until the 2001 Annual Meeting of Stockholders.

  2. To ratify the selection of KPMG Peat Marwick LLP as independent auditors of the Company for its fiscal year ending December 31, 1998.

  3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  The Board of Directors has fixed the close of business on March 4, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /s/ JAMES C. GAITHER
                                          James C. Gaither
                                          Secretary

San Mateo, California
April 6, 1998

                               ----------------

  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                               [LOGO OF SEIBEL]

                                PROXY STATEMENT

                      FOR ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON APRIL 29, 1998

                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

  The enclosed proxy is solicited on behalf of the Board of Directors of Siebel Systems, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on April 29, 1998, at 2:00 p.m., local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's principal executive offices at 1855 South Grant Street, San Mateo, CA 94402. This proxy statement and accompanying proxy card were mailed on or about April 6, 1998 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

  The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

  Only holders of record of Common Stock at the close of business on March 4, 1998 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 4, 1998 the Company had outstanding and entitled to vote 35,916,748 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

  All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

  Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 1855 South Grant Street, San Mateo, California 94402, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

  Proposals of stockholders that are intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company not later than November 27, 1998 in order to be included in the proxy statement and proxy relating to that Annual Meeting.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The Company's Amended and Restated Certificate of Incorporation and By-laws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

  The Board of Directors is presently composed of six members. There are two directors in the class whose term of office expires in 1998. Each of the nominees for election to this class is currently a director of the Company who was previously elected by the stockholders. If elected at the Annual Meeting, each of the nominees would serve until the 2001 annual meeting and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal.

  Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

  Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2001 ANNUAL
MEETING

  GEORGE T. SHAHEEN, age 53, has served as a Director of the Company since October 1995. Since 1989, Mr. Shaheen has been the Managing Partner of Andersen Consulting. Mr. Shaheen has been a partner of Andersen Consulting since 1977 and held various other positions at Andersen Consulting from 1967 to 1977. Mr. Shaheen is on the Board of Trustees at Bradley University and is a member of the Board of Advisors for the Northwestern University J.L. Kellogg Graduate School of Business. Mr. Shaheen received a B.S. in Marketing and an M.B.A. from Bradley University.

  CHARLES R. SCHWAB, age 60, has served as a Director of the Company since October 1994. Since November 1997, he has been the Chairman and Co-Chief Executive Officer of The Charles Schwab Corporation, a discount brokerage firm founded in 1971 by Mr. Schwab, and served as Chairman and Chief Executive Officer from 1987 until November 1997. Mr. Schwab also serves as a director of The Gap, Inc., Transamerica Corporation and AirTouch Communications. Mr. Schwab is a member of the Board of Trustees of Stanford University and a member of the Board of Directors of the National Park Foundation. Mr. Schwab received a B.A. in Economics from Stanford University and an M.B.A. from the Graduate School of Business at Stanford University.

                       THE BOARD OF DIRECTORS RECOMMENDS
                        A VOTE FOR EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1999 ANNUAL MEETING

  JAMES C. GAITHER, age 60, has served as a Director of the Company since February 1994. Since 1971, Mr. Gaither has been a Partner of the law firm Cooley Godward LLP. Prior to beginning his law practice with the firm in 1969, he served as law clerk to The Honorable Earl Warren, Chief Justice of the United States; Special Assistant to the Assistant Attorney General in the U.S. Department of Justice; and Staff Assistant to the President of the United States, Lyndon Johnson. Mr. Gaither is a former president of the Board of Trustees at Stanford University and is a member of the Board of Trustees of the Carnegie Endowment for International Peace, RAND, The William and Flora Hewlett Foundation, and The James Irvine Foundation. Mr. Gaither is a director of Amylin Pharmaceuticals, Inc., Basic American, Inc., and Levi Strauss & Company. Mr. Gaither received a B.A. in Economics from Princeton University and a J.D. from Stanford University.

  THOMAS M. SIEBEL, age 45, has served as Chairman, Chief Executive Officer, and President of the Company since its inception in July 1993. From July 1991 until December 1992, he served as Chief Executive Officer of Gain Technology, a multimedia software company which merged with Sybase in December 1992. Mr. Siebel served as President and Chief Operating Officer of Gain Technology from May 1991 to July 1991. From January 1984 until September 1990, Mr. Siebel worked at Oracle Corporation where he held a number of executive management positions including Vice President Product Line Marketing, Group Vice President Industry Marketing, Group Vice President and General Manager Direct Marketing Division, and most recently, Group Vice President Oracle USA. Mr. Siebel is a graduate of the University of Illinois at Urbana-Champaign from which he holds a B.A. in History, an M.B.A. and an M.S. in Computer Science.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2000 ANNUAL MEETING

  ERIC E. SCHMIDT, PH.D., age 42, has served as a Director of the Company since May 1996. Since April 1997, Dr. Schmidt has been the Chairman of the Board and the Chief Executive Officer of Novell, Inc., a software supplier for large networks. From 1983 to 1997, Dr. Schmidt held various positions at Sun Microsystems, Inc., including Chief Technology Officer; Corporate Executive Officer; President, Sun Technology Enterprises; Vice President, General Systems Group; and Vice President and General Manager, Software Products division. Prior to joining Sun Microsystems, Inc., Dr. Schmidt was a member of the research staff at the Computer Science Lab at Xerox Palo Alto Research Center (PARC). He also held positions at Bell Laboratories and Zilog. Dr. Schmidt is a director of Geoworks, a developer of application software for consumer computing devices. Dr. Schmidt received a B.S. in Electrical Engineering from Princeton University, an M.S. in Electrical Engineering and a Ph.D. in Computer Science from the University of California at Berkeley.

  A. MICHAEL SPENCE, PH.D., age 54, has served as a Director of the Company since October 1995. Since 1990, Dr. Spence has served as Dean of the Graduate School of Business at Stanford University. From 1984 to 1990, Dr. Spence served as Dean of Faculty of Arts and Sciences at Harvard University. Dr. Spence also serves as a director of BankAmerica Corporation, General Mills, Inc., Nike, Inc. and Sun Microsystems, Inc. Dr. Spence received a B.A. in Philosophy from Princeton University, a B.A. and an M.A. in Mathematics from Oxford University and a Ph.D. in Economics from Harvard University.

BOARD COMMITTEES AND MEETINGS

  During the fiscal year ended December 31, 1997, the Board of Directors held six meetings. The Board has an Audit Committee and a Compensation Committee.

  The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors and reviews and evaluates the Company's audit and control functions. The Audit Committee is composed of two non-employee directors: Dr. Schmidt and Mr. Shaheen. The Audit Committee met twice during the fiscal year ended December 31, 1997.

  The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's 1996 Equity Incentive Plan and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of three non-employee directors: Messrs. Gaither and Schwab and Dr. Spence. It met five times during the fiscal year ended December 31, 1997.

  During the fiscal year ended December 31, 1997, all directors attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served, held during the period for which they were a director or committee member, respectively, except for Dr. Spence, who attended 73% of such meetings.

                                  PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors has selected KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending December 31, 1998 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. KPMG Peat Marwick LLP has audited the Company's financial statements since its inception in 1993. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

  Stockholder ratification of the selection of KPMG Peat Marwick LLP as the Company's independent auditors is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of KPMG Peat Marwick LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

  The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG Peat Marwick LLP.

                       THE BOARD OF DIRECTORS RECOMMENDS
                            A VOTE FOR PROPOSAL 2.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information with respect to the beneficial ownership of the Company's outstanding Common Stock as of December 31, 1997 by: (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Common Stock; (ii) each of the Company's directors, (iii) the Company's Chief Executive Officer and each of the four most highly compensated officers for the year ended December 31, 1997; and (iv) all directors and executive officers of the Company as a group.

                                                          SHARES BENEFICIALLY
                                                                OWNED(1)
                                                          -----------------------
PRINCIPAL STOCKHOLDERS, DIRECTORS AND OFFICERS              NUMBER     PERCENT
----------------------------------------------            ------------ ----------
Thomas M. Siebel(2)......................................    9,802,300    27.8%
 1855 South Grant Street
 San Mateo, CA 94402
Andersen Consulting LLP(3)...............................    2,788,600     7.9
 1661 Page Mill Road
 Palo Alto, CA 94304
Fidelity Investments (FMR Corp.)(4)......................    2,466,757     7.0
 82 Devonshire Street
 Boston, MA 02109
Entities Affiliated with Amerindo Investment Advisors,       1,860,000     5.4
 Inc.(5).................................................
 One Embarcadero Center, Suite 2300
 San Francisco, CA 94111
Patricia A. House(6).....................................      923,024     2.6
Craig D. Ramsey(7).......................................      624,366     1.8
Howard H. Graham(8)......................................      126,153      *
R. David Schmaier(9).....................................       85,167      *
James C. Gaither(10).....................................       85,657      *
Eric E. Schmidt, Ph.D.(11)...............................       92,172      *
A. Michael Spence, Ph.D.(12).............................      188,600      *
George T. Shaheen(13)....................................    2,790,740     7.9
Charles R. Schwab(14)....................................      655,600     1.9
All directors and executive officers as a group (11         15,362,629    41.5
 persons)(15)............................................

--------
 *   Represents beneficial ownership of less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC") and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 35,308,298 shares of Common Stock outstanding as of December 31, 1997.

 (2) Includes 8,628,562 shares held as trustee under the Siebel Living Trust u/a/d 7/27/93 and 293,738 shares held by Siebel Asset Management, L.P. of which Mr. Siebel is a limited partner. Also includes 80,000 shares held by the Thomas and Stacey Siebel Foundation to which Mr. Siebel disclaims beneficial ownership. Also includes 800,000 shares issuable to Mr. Siebel upon exercise of outstanding options exercisable within 60 days of December 31, 1997.

 (3) Mr. Shaheen, a director of the Company, is the Managing Partner of Andersen Consulting LLP. Mr. Shaheen disclaims beneficial ownership of such shares held by Andersen Consulting LLP except to the extent of his partnership interest therein. Also includes 176,000 shares issuable to Mr. Shaheen upon early exercise of options subject to vesting through February 2001 and 12,600 shares issuable upon exercise of outstanding options exercisable within 60 days of December 31, 1997.

 (4) Based solely on information contained on Schedule 13G filed with the SEC.

 (5) Based solely on information contained on Schedule 13G filed with the SEC.

 (6) Includes 127,142 shares issuable upon exercise of outstanding options exercisable within 60 days of December 31, 1997.

 (7) Includes 280,000 shares subject to a right of repurchase that expires ratably through March 2000, 320,000 shares issuable upon the early exercise of options vesting through March 2000 and 14,285 shares issuable upon exercise of outstanding options exercisable within 60 days of December 31, 1997. Also includes 4,200 shares held by Mr. Ramsey's wife.

 (8) Includes 126,000 shares issuable upon exercise of outstanding options exercisable within 60 days of December 31, 1997.

 (9) Includes 38,285 shares issuable upon exercise of outstanding options exercisable within 60 days of December 31, 1997.

(10) Includes 11,000 shares which are subject to a right of repurchase in favor of the Company which expires on March 9, 1998. Also includes 6,000 shares issuable upon exercise of outstanding options exercisable within 60 days of December 30, 1997.

(11) Includes 70,172 shares issuable upon exercise of outstanding options exercisable within 60 days of December 31, 1997.

(12) Includes 132,000 shares which are subject to a right of repurchase in favor of the Company which expires ratably through October 2000. Also includes 12,600 shares issuable upon exercise of options exercisable within 60 days of December 31, 1997. Also includes 43,325 shares held by
      A. Michael Spence, Trustee or Successor Trustee under The A. Michael Spence Revocable Trust u/a/d October 26, 1996. Also includes 225 shares held by A. Michael Spence TTEE by James Graham Spence Trust, 225 shares held by A. Michael Spence TTEE by Cathy B. Spence Irrevocable Trust and 225 shares held by A. Michael Spence TTEE by Marya W. Spence Irrevocable Trust.

(13) Includes 2,600,000 shares held by Andersen Consulting LLP. Mr. Shaheen, the Managing Partner of Andersen Consulting, disclaims beneficial ownership of such shares, except to the extent of his partnership interest therein. Also includes 176,000 shares issuable upon early exercise of options subject to vesting through February 2001, 12,600 shares issuable upon exercise of outstanding options exercisable within 60 days of December 31, 1997 and 2,140 shares held by the Shaheen Revocable Trust.

(14) Includes 180,000 shares which are subject to a right of repurchase in favor of the Company which expires ratably through October 1999. Also includes 12,600 shares issuable upon exercise of outstanding options exercisable within 60 days of December 31, 1997. Also includes 100,000 shares held by the Schwab Family Foundation to which Mr. Schwab disclaims beneficial ownership and 8,000 shares held by Mr. Schwab's children.

(15)  Includes 2,600,000 shares held by Andersen Consulting LLP. See footnotes
      (2) and (13) above. Also includes 1,715,684 shares issuable upon exercise of options held by all executive officers and directors exercisable within 60 days of December 31, 1997. See footnotes (2), (3) and (6) through (12).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with except that one report on Form 4 was filed late by Mr. Schwab regarding two separate sales of Common Stock.

                            EXECUTIVE COMPENSATION
DIRECTORS' COMPENSATION

  The Company's directors do not currently receive any cash compensation for service on the Board or any committee thereof, but directors may be reimbursed for certain expenses in connection with attendance at Board and committee meetings. On January 10, 1997, Dr. Spence, Dr. Schmidt and Messrs. Gaither, Shaheen and Schwab each received an option to purchase 30,000 shares of the Company's Common Stock at an exercise price per share of $23.25; and on January 10, 1997, Mr. Siebel received an option to purchase 700,000 shares of the Company's Common Stock at an exercise price per share of $23.25.

EXECUTIVE COMPENSATION

  The following table sets forth for the fiscal years ended December 31, 1995, 1996 and 1997, the compensation earned by the Company's Chief Executive Officer and the four most highly compensated executive officers during such periods whose salary and bonus for the fiscal year ended December 31, 1997 were in excess of $100,000 for services rendered in all capacities to the Company for that fiscal year (collectively, the "Named Executive Officers"):

                                                                 LONG-TERM
                                                                COMPENSATION
                                      ANNUAL COMPENSATION          AWARDS
                                      --------------------   ------------------
                                                                 SECURITIES
NAME AND PRINCIPAL POSITION      YEAR  SALARY   BONUS($)     UNDERLYING OPTIONS
---------------------------      ---- --------- ----------   ------------------
Thomas M. Siebel                 1997  $180,000  $140,000          700,000
 Chairman and Chief Executive    1996   180,000   140,000        2,000,000
 Officer                         1995   180,000    50,000              --
Patricia A. House                1997   150,000   160,000          400,000
 Executive Vice President and    1996   142,500   140,000          400,000
 Chief Operating Officer         1995   120,000    30,000              --
Craig T. Ramsey(1)               1997   115,000   331,000(5)       100,000
 Senior Vice President,          1996    97,308   120,000(4)       640,000
 Worldwide Operations            1995       --        --               --
R. David Schmaier(2)             1997    90,000   200,000          100,000
 Vice President, Product         1996    90,000    80,000           90,000
 Marketing                       1995    90,000    30,000           20,000
Howard H. Graham(3)              1997   170,000    70,000          200,000
 Senior Vice President, Finance  1996       --        --           480,000
 and Administration and Chief    1995       --        --               --
 Financial Officer

--------
(1)  Mr. Ramsey joined the Company in March 1996.
(2)  Mr. Schmaier joined the Company in March 1994.
(3)  Mr. Graham joined the Company in January 1997.
(4)  Represents commissions earned in 1996.
(5)  Represents commissions earned in 1997.

                       STOCK OPTION GRANTS AND EXERCISES

  The Company grants options to its executive officers under its 1996 Equity Incentive Plan (the "1996 Plan"). As of December 31, 1997, options to purchase a total of 12,418,364 shares were outstanding under the 1996 Plan and options to purchase 6,233,364 shares remained available for grant thereunder.

  The following tables show for the fiscal year ended December 31, 1997, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

                      OPTIONS GRANTS IN LAST FISCAL YEAR

                                                                         POTENTIAL REALIZABLE
                                                                           VALUE AT ASSUMED
                         NUMBER OF   % OF TOTAL                          ANNUAL RATES OF STOCK
                         SECURITIES   OPTIONS                             PRICE APPRECIATION
                         UNDERLYING   GRANTED    EXERCISE OR              FOR OPTION TERM (5)
                          OPTIONS   TO EMPLOYEES BASE PRICE  EXPIRATION -----------------------
                         GRANTED(#)  IN 1997(3)    ($/SH)       DATE        5%          10%
                         ---------- ------------ ----------- ---------- ----------- -----------
Thomas M. Siebel........ 700,000(1)     15.4%      $23.25     01/09/07  $10,253,250 $25,877,250
Patricia A. House....... 400,000(1)      8.8%       23.25     01/09/07    5,859,000  14,787,000
Craig T. Ramsey......... 100,000(1)      2.2%       23.25     01/09/07    1,464,750   3,696,750
R. David Schmaier....... 100,000(1)      2.2%       23.25     01/09/07    1,464,750   3,696,750
Howard H. Graham........ 200,000(2)      4.4%       23.25     01/09/07    2,929,500   7,393,500

--------
(1) Options vest at a rate of 3.57% per quarter and have a term of 10 years.
(2) Options vest at a rate of 20% as of January 1, 1998 and 5% per quarter thereafter and have a term of 10 years. Vesting is accelerated to 20% of total grant upon other than a voluntary termination prior to January 1, 1998 or to 100% of total grant upon a change of control.
(3) Based on an aggregate of 4,557,044 shares subject to options granted to employees pursuant to the Company's 1996 Plan in the fiscal year ended December 31, 1997, including grants to the Named Executive Officers.
(4) The potential realizable value is calculated based on the term of the option at the time of grant (10 years). Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent the Company's prediction of its stock price performance.

        AGGREGATED OPTIONS EXERCISED IN 1997 AND YEAR-END OPTION VALUES

  The following table sets forth for each of the Named Executive Officers the shares acquired and the value realized on each exercise of stock options during the year ended December 31, 1997 and the number and value of securities underlying unexercised options held by the Named Executive Officers at December 31, 1997:

                                                   NUMBER OF SECURITIES
                                                  UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                        OPTIONS AT           IN-THE-MONEY OPTIONS
                           SHARES                  DECEMBER 31, 1997 (#)    AT DECEMBER 31, 1997(2)
                         ACQUIRED ON    VALUE    ------------------------- -------------------------
NAME                     EXERCISE(#) RECEIVED(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- ----------- ----------- ------------- ----------- -------------
Thomas M. Siebel........       --           --     675,000     2,025,000   $24,829,688  $66,289,063
Patricia A. House.......       --           --     102,857       697,143     3,217,283   20,092,717
Craig T. Ramsey.........       --           --     330,714        89,286    13,114,879    1,657,371
Howard H. Graham........   34,000     $650,500     126,000       520,000     2,080,875    8,572,500
R. David Schmaier.......       --           --      34,714       175,286     1,172,379    4,955,746

--------
(1) Based on the fair market value of the Company's Common Stock on the exercise date, minus the exercise price, multiplied by the number of shares exercised.
(2) Based on the fair market value of the Company's Common Stock as of December 31, 1997 ($41.8125 per share), minus the exercise price, multiplied by the number of shares underlying the options.

                     REPORT OF THE COMPENSATION COMMITTEE
           OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION/(1)/

  The Board of Directors of the Company (the "Board") has delegated to the Compensation Committee of the Board (the "Committee") the authority to establish and administer the Company's compensation programs. The Compensation Committee is comprised of three non-employee directors: James C. Gaither, Charles R. Schwab and A. Michael Spence. The Committee is responsible for: (i) determining the most effective total executive compensation strategy, based upon the business needs of the Company and consistent with stockholders' interests; (ii) administering the Company's executive compensation plans, programs and policies; (iii) monitoring corporate performance and its relationship to compensation of executive officers; and (iv) making appropriate recommendations concerning matters of executive compensation. The Board of Directors has also established a Subcommittee of the Committee composed of Mr. Schwab and Dr. Spence for the purpose of granting stock options to persons subject to Section 16 of the 1934 Act.

COMPENSATION PHILOSOPHY

  The policies of the Committee with respect to executive officers, including the Chief Executive Officer, are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential. To emphasize sustained performance of the Company's executive officers, the Committee has adopted policies to align executive compensation with the creation of stockholder value as measured in the equity markets. These policies are implemented using a mix of the following key elements:

  1. The Company pays base salaries that are generally competitive with other leading computer software companies with which the Company competes for talent. To ensure that its salaries are sufficient to attract and retain highly qualified executives and other key employees, the Company regularly compares its salaries with those of its competitors and sets salary parameters based on this review;

  2. The Company pays cash bonuses based on the achievement of specific operating goals and high levels of performance; and

  3. The Company provides significant equity-based incentives pursuant to the Company's 1996 Equity Incentive Plan and Employee Stock Purchase Plan to ensure that the Company's executive officers and key employees are motivated to achieve the Company's long term goals.

BASE SALARY

  The Committee recognizes the importance of maintaining compensation practices and levels of compensation competitive with other leading computer software companies with which the Company competes for personnel. Base salary represents the fixed component of the executive compensation program. The Company's philosophy regarding base salaries is conservative, with the goal of maintaining salaries at or below the comparable industry median. Base salary levels are established based on an annual review of published executive salary levels at software companies with comparable revenues and on the basis of individual performance. The industry group index shown on the Company's Performance Measurement Comparison Graph includes the larger software companies included in the Company's compensation survey. Periodic increases in base salary are the result of individual contributions evaluated against established annual and long-term performance objectives and an annual salary survey of software companies with comparable revenues. While base salaries for most executives were increased during 1997, they generally remain below the median for comparable companies surveyed.

--------
(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "1933 Act") or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CASH BONUSES

  Cash bonus awards are another component of the Company's compensation program and are designed to reward the Company's executives and other senior managers for assisting the Company in achieving its operational goals through exemplary individual performance. Bonuses, if any, are linked to both the achievement of specified individual and corporate goals as well as a review of personal performance which is determined at the discretion of the Committee. Target bonus levels for 1997 were established based in part on an annual review of published executive total compensation levels at software companies with comparable revenues. Corporate performance goals upon which 1997 bonuses were based included: the execution of license agreements with a number of significant new customers; continuation of high customer satisfaction levels; expansion of a worldwide sales and marketing infrastructure; the introduction of additional products and the improvement of the Company's existing products; completion of several strategic acquisitions; and the meeting of quarterly and annual revenue, profitability and other financial goals, including an increase in annual revenue from $39.2 million in 1996 to $118.8 million in 1997. In January 1998, the Committee reviewed the Company's 1997 corporate performance goals and determined that all of the goals had been achieved. Based on such achievement, the Committee awarded bonuses to most of its executive officers (including all Named Executive Officers), which equaled or exceeded targeted bonus levels. Bonuses to executive officers ranged from 41% to 222% of 1997 base compensation. Commissions totaling 288% of base compensation were paid to the Company's Senior Vice President Worldwide Operations based on the achievement of certain specified sales goals.

EQUITY COMPENSATION

  The 1996 Equity Incentive Plan and Employee Stock Purchase Plan offered by the Company have been established to provide all employees of the Company, including executive officers, with an opportunity to share, along with the stockholders of the Company, in the long-term performance of the Company. The Committee strongly believes that a primary goal of the compensation program should be to provide key employees who have significant responsibility for the management, growth and future success of the Company with an opportunity to increase their ownership of the Company and potentially gain financially from Company stock price increases. The interests of stockholders, executives and employees should thereby be closely aligned. Executives are eligible to receive stock options at the discretion of the Committee, giving them the right to purchase shares of Common Stock of the Company in the future at a price equal to fair market value at the date of grant. All grants must be exercised according to the provisions of the Company's 1996 Equity Incentive Plan. All outstanding options held by executive officers vest over a period of not less than four years and expire ten years from the date of grant.

  As total cash compensation for executive officers of the Company is targeted to be in the lower range for software companies with comparable revenues, the Company has used stock options as the primary incentive to attract and motivate its executive officers. The goal of the Committee is to provide equity compensation for executive officers, including the Chief Executive Officer, which equals levels at comparable companies. Within such range, option amounts are based on salary grade within the Company and the achievement of overall Company and individual performance goals as discussed above. After considering the criteria relating to awarding stock options, the Committee determined that all executive officers, including the Chief Executive Officer, would receive option grants in fiscal 1997. All such options vest over either a five-year or seven-year period, with vesting commencing upon the date of grant. See "Option Grants in Last Fiscal Year."

  Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Committee has determined to satisfy the requirements for "performance-based compensation" with respect to compensation awarded to its Named Executive Officers whenever possible and to the extent then practicable.

CHIEF EXECUTIVE OFFICER COMPENSATION

  The Committee uses the same procedures described above in setting the annual salary, bonus and stock option awards for Thomas M. Siebel, the Company's Chief Executive Officer. Mr. Siebel's base salary for 1997 was unchanged from the levels for 1996. During 1997, the Company achieved all its corporate objectives. The Committee concluded that Mr. Siebel was a very significant contributor in accomplishing these objectives. For 1997, the Committee awarded Mr. Siebel a bonus of approximately 78% of his base salary. This amount was equal to the target bonus established for him for the year. Despite the bonus granted, based on a survey by the Company in 1997, the total cash compensation paid to Mr. Siebel in 1997 was below the average for chief executive officers of comparable software companies. Under the Company's executive compensation program, the total compensation mix for senior executives emphasizes longer-term rewards in the form of stock options. In early 1997, Mr. Siebel received an option grant to purchase 700,000 shares of the Company's Common Stock at the fair market value of the Common Stock on the date of grant. Such option vests over a seven year period from the date of grant. In determining such grant, the Committee reviewed the stock option positions provided to chief executive officers of comparable software companies in connection with their employment services. This grant was intended to continue to maintain the overall competitiveness of Mr. Siebel's compensation package and strengthen the alignment of Mr. Siebel's interests with those of the stockholders during a crucial phase of the Company's development.

SUMMARY

  The Committee believes that the compensation of executives by the Company is appropriate and competitive with the compensation programs provided by other leading software companies with which the Company competes for executives and employees. The Committee believes its compensation strategy, principles and practices result in a compensation program tied to stockholder returns and linked to the achievement of annual and longer-term financial and operational results of the Company on behalf of the Company's stockholders.

                                          Compensation Committee

                                          James C. Gaither
                                          Charles R. Schwab
                                          A. Michael Spence

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  As noted above, the Company's Compensation Committee consists of James C. Gaither, A. Michael Spence and Charles R. Schwab.

  See "Certain Transactions" for a description of transactions between the Company, members of the Compensation Committee and/or entities affiliated with members of the Compensation Committee.

PERFORMANCE MEASUREMENT COMPARISON(1)

  The following graph shows the total stockholder return of an investment of $100 in cash on June 28, 1996 for (i) the Company's Common Stock, (ii) The Nasdaq Stock Market--U.S. Index (the "Nasdaq Index") and (iii) the Hambrecht & Quist Software Sector Index (the H&Q Software Index ) All values assume reinvestment of the full amount of all dividends.

                      COMPARISON OF CUMULATIVE TOTAL RETURN
                    AMONG SIEBEL SYSTEMS, NASDAQ U.S. AND H&Q

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           SIEBEL         NASDAQ
(Fiscal Year Covered)        SYSTEMS        U.S.          H&Q
-------------------          ----------     ---------     ----------
Measurement Pt-06/28/96      $100           $100          $100
FYE 09/30/96                 $244.8         $105.3        $104
FYE 12/31/96                 $317.6         $110.5        $103.2
FYE 03/31/97                 $197.1         $104.5        $ 94.2
FYE 06/30/97                 $379.4         $123.6        $111.9
FYE 09/30/97                 $500.7         $144.5        $134.1
FYE 12/31/97                 $491.9         $135.5        $124.8

--------
(1) This Section is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
(2) The Nasdaq Stock Market Index is calculated by the Center for Research in Securities Prices. The H&Q Software Index is calculated by Hambrecht & Quist LLC.
(3) The Company's initial public offering commenced on June 28, 1996 and the Company's 1997 fiscal year ended December 31, 1997.
(4) Assumes that $100.00 was invested on June 28, 1996 in the Company's Common Stock at the Company's initial public offering price of $8.50 per share and at the closing sales price for each index on that date and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                             CERTAIN TRANSACTIONS

  The Company and Andersen Consulting LLP have entered into a Master Alliance Agreement, dated March 17, 1995, pursuant to which Andersen Consulting LLP provides Siebel related professional services to the Company's customers, and a Software License and Services Agreement, dated January 1, 1995, pursuant to which Andersen Consulting LLP made payments of $613,992 to Siebel in fiscal 1997.

  James C. Gaither, a director of the Company, is a partner of Cooley Godward LLP, which has provided legal services to the Company since its inception.

  The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party be reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's By-laws.

  The Company believes that the foregoing transactions were on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                                 OTHER MATTERS

  The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ JAMES C. GAITHER
                                          James C. Gaither
                                          Secretary

April 6, 1998

                             SIEBEL SYSTEMS, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON APRIL 29, 1998

The undersigned hereby appoints Thomas M. Siebel and Howard H. Graham and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Siebel Systems, Inc., which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Siebel Systems, Inc. to be held at 1855 South Grant Street, San Mateo, CA 94402 on Wednesday, April 29, 1998 at 2:00 p.m. (local time, and at any and all postponements, continuations and adjournments thereof), with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

        UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR
                                                                           ---
        ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE
                                              ---
        SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.


                                      (Continued and to be signed on other side)


                             FOLD AND DETACH HERE

                                                             Please mark  [X]
                                                              your vote
                                                             as indicated

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.
                             ---

PROPOSAL 1:  To elect two directors to hold office until the 2001 Annual Meeting of Stockholders.

    [_] FOR all nominees listed below        [_] WITHHOLD AUTHORITY to vote
        (except as marked to the contrary        for all nominees listed below.
        below).

NOMINEES:  George T. Shaheen and Charles R. Schwab

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE WRITE SUCH NOMINEE'S NAME BELOW:

_______________________________________________________________________________

_______________________________________________________________________________


MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.
                             ---

PROPOSAL 2:  To ratify the selection of KPMG Peat Marwick LLP as independent auditors of the Company for its fiscal year ending December 31, 1997.

                    [_] FOR           [_] AGAINST           [_] ABSTAIN

                   (Continued and to be signed on other side)


DATED ______________, 1998      ______________________________________________

                                ______________________________________________
                                SIGNATURE(S)

                                Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.